Exhibit 4.75

[Translation of Chinese original]

Supplemental Agreement to Loan Agreements

This Supplemental Agreement to Loan Agreements is entered into in Beijing, People’s Republic of China (hereinafter “China”), as of January 16, 2012 by and among

The Lender:	Beijing Super TV Co., Ltd., with its legal representative being Jianhua Zhu, and registered address at 4-406 Jingmeng High-Tech Building B, No. 5-2 Shangdi East Road, Haidian District, Beijing; and

The Borrowers: Shizhou Shen, a holder of Chinese resident ID card number

[            ], with his address at [                    ];

Tianxing Wang, a holder of Chinese resident ID card number

[            ], with his address at [                    ];

Wenjun Wang, a holder of Chinese resident ID card number

[            ], with his address at [                    ]; and

Lei Zhang, a holder of Chinese resident ID card number

[            ], with his address at [                    ].

The Lender and Borrowers are together referred to as the “Parties”.

WHEREAS:

1.	The Lender is a wholly foreign owned enterprise incorporated and existing under laws of China, and the Borrowers are shareholders of Beijing Novel-Super Digital TV Technology Co., Ltd. (“N-S Digital TV”). Shizhou Shen holds 8.26% of equity in N-S Digital TV; Tianxing Wang, 31.24%; Wenjun Wang, 28.85%; and Lei Zhang, 31.65%.

2.	The Lender entered into a Loan Agreement with Lei Zhang and Shizhou Shen on November 24, 2008, respectively, and with Lei Zhang, Wenjun Wang and Tianxing Wang on July 11, 2011, respectively (referred to respectively as the “Loan Agreement” and together as the “Loan Agreements”).

NOW, THEREFOR, in consideration of the historical true expression of intentions and practice of the Parties, to avoid ambiguity, through friendly consultation, the Parties enter into this Agreement as follows in respect of the common views and practice formed by the Parties after the Loan Agreements came into effect and during the performance thereof:

1.	The sentence “the term of the loan shall be 10 years and may be extended upon agreement by the Parties” in Section 1.1 of each Loan Agreement is replaced with a paragraph as follows: “the term of the loan is 10 years and shall be extended automatically for another 10 years upon its termination date, unless the Lender has provided a written notice for the termination of the loan one month prior to such termination date. The Lender may terminate this Agreement by written notice at any time during the term of the loan.”

2.	“Beijing Novel-Super Digital TV Technology Co., Ltd.” is referred to as “N-S Digital TV” for short in each Loan Agreement.

3.	Add Section 1.4 as follows to each Loan Agreement: “1.4 The Borrower hereby confirms that the loan under this Agreement shall be used only for equity investment in N-S Digital TV. Without approval of the Lender, the Borrower shall not pledge or transfer to any third party any equity interest obtained with the loan. The Borrower and the Lender hereby agree and confirm that the Borrower shall not repay the loan until the repayment is due hereunder or unless the Lender makes a request for early repayment. The manner and amount of the repayment by the Borrower shall be as follows: the Borrower shall transfer his equity in N-S Digital TV to the Lender or any third party designated by the Lender, and pay the Lender with all of the payment amount obtained from such transfer. The Borrower shall be deemed to have fully paid off the loan hereunder when all of his equity in N-S Digital TV has been transferred in the abovementioned manner and all payment amount thus obtained has been paid to the Lender.”

4.	Section 6.4 of each Loan Agreement is amended as “the invalidity of any part of this Agreement shall not prejudice or affect the validity of the remainder of this Agreement, and the Parties shall, through agreement, replace such invalid part with valid and effective provisions”.

5.	This Agreement shall take effect on the date when the Parties sign or seal this Agreement.

[This page is intentionally left blank and is the signature page to this supplemental agreement to loan agreements.]

The Lender: Beijing Super TV Co., Ltd.

(Seal)

Authorized Representative: /s/ Jianhua Zhu

Date: January 16, 2012

The Borrowers:

Shizhou Shen

/s/ Shizhou Shen

Date: January 16, 2012

Tianxing Wang

/s/ Tianxing Wang

Date: January 16, 2012

Wenjun Wang

/s/ Wenjun Wang

Date: January 16, 2012

Lei Zhang

/s/ Lei Zhang

Date: January 16, 2012